Exhibit 15.2

Our refKKZ/713476-000003/16359640v1

Tencent Music Entertainment Group

腾讯音乐娱乐集团

17/F, Malata Building

Keijizhongyi Road

Midwest District of Hi-tech Park

Nanshan District

Shenzhen 518057

People's Republic of China

25 March 2020

Dear Sirs

Tencent Music Entertainment Group

We have acted as legal advisers as to the laws of the Cayman Islands to Tencent Music Entertainment Group, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2019 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-230930) that was filed on 18 April 2019, pertaining to the Company’s 2014 Share Incentive Plan, the 2017 Option Plan and the 2017 Restricted Share Scheme.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP